Exhibit 10.14

AMENDMENT TO AND RESTATEMENT OF

THE QR CODE WITHDRAWAL

SERVICES AGREEMENT

BANCO ORIGINAL S.A., with its principal place of business in São Paulo, SP, at Rua Porto União, No. 295, Postal Code 04568-020, enrolled with the National Corporate Taxpayers’ Register (CNPJ) under No. 92.894.922/0001-08, herein represented pursuant to its By-Laws, by its undersigned officers, hereinafter referred to simply as “Original”; and

PICPAY SERVIÇOS S.A., a joint-stock company, with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park condominium, block A, 1st floor (offices 22 and 23), 2nd and 3rd floors, block B, 3rd floor (offices 43 and 44), Vila Leopoldina, São Paulo, SP, Postal Code 05.317-020, enrolled with the CNPJ/ME under No. 22.896.431/0001-10, hereinafter individually referred to as “PicPay”; and jointly with Original referred to as “Parties” and separately and indistinctly as “Party”.

WHEREAS:

i.	On September 3, 2019, the Parties entered into the QR CODE Withdrawal Services Agreement (“Agreement”);
ii.	The Parties wish to amend the provisions of the Agreement, as well as to restate them into a single instrument.

NOW, THEREFORE, the Parties, by mutual and common agreement, sign this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following clauses and conditions.

1.	SUBJECT MATTER

1.1.	The subject matter of the Agreement is the grant of access service, by Original to Picpay, for the processing and withdrawal of amounts existing in accounts held in custody or issued by Original, directly or indirectly, upon the use of QR Code in the ATMs owned by the company Tecnologia Bancária S.A. (“Services”).

1.2.	For perfect performance of the subject matter of this Agreement, Original shall grant Picpay access to the Transfer API, to enable secure traffic of the data imputed in the ATMs by the PicPay user and authorization for the withdrawal itself.

1.3.	Any and all services that do not fall under this instrument and the provision of which results in additional lien to any of the parties shall be the subject of a specific negotiation and formalization of a specific instrument approved by both Parties.

1.4.	During performance of this Agreement, and even after termination hereof, the Parties shall observe the principles of honesty and good faith and the accessory duties of loyalty, information, cooperation and confidentiality.

2.	OPERATIONAL

2.1.	The Services shall be provided as from the time the PicPay user uses the functionality available on the PicPay App. In this case, the user, who shall be at an ATM, shall follow the PicPay App’s instructions described below:

i.	On the PicPay App, the user shall open his/her “Wallet” and select the option “Withdraw”;

ii.	In the cash withdrawal modalities, the user shall select the option “ATM Withdrawal”, selecting the amount he/she wishes to withdraw;

iii.	After the user selects the amount, the PicPay App shall open the smartphone camera to type the QR code;

iv.	At the ATM, the user shall press the option “digital withdrawal” and then select the option “QR code”;

v.	The ATM screen will display the QR code, which shall be scanned by the PicPay user;

vi.	After scanning, the PicPay App will request confirmation of the withdrawal to the user, who must do it by entering his/her password or providing his/her fingerprint;

vii.	Upon confirmation of the withdrawal, the ATM will release the amount in banknotes, and the PicPay App will notify the user that the withdrawal has been completed.

2.2.	At this time, PicPay shall confirm if the user requesting the withdrawal has credit in his/her wallet to carry out the transaction in accordance with the requested amount. The withdrawal may only be approved by PicPay if the user actually has sufficient balance in the wallet to carry out the transaction. After such verification, via Consultation API, the information on the amount the PicPay user wishes to withdraw shall be directed by PicPay to Original. In addition to the information on the amount, PicPay shall send to Original, via API, the information on the name and Taxpayer ID (CPF) of the user.

2.3.	In a few seconds, Original shall confirm if the Legal Entity (PJ) Checking Account held in the name of PicPay (Account 73906-5, Branch 0001, held with Banco Original – 212) has sufficient balance for approval of the withdrawal of the requested amount. If positive, Original shall send to Tecban, via API, authorization to release the banknotes and the PicPay user may withdraw them at the ATM.

2.4.	In the event that there is no sufficient balance in the aforementioned Checking Account to carry out the transaction requested by the user, it shall be denied by Original and the withdrawal will not be implemented. The user will be informed that “it has not been possible to carry out the transaction at this time”. Similarly, if PicPay detects insufficient balance in the user’s wallet to carry out the withdrawal, the user shall be informed, on the PicPay App, that there was no insufficient balance to carry out the requested transaction.

2.5.	Considering that PicPay does not have a commercial relationship with the Company Tecnologia Bancária S.A. to use its machinery that allows withdrawals in cash, it is aware of and agrees that it may not use the trade name and the trademark of Banco24Horas on its application without the express and written authorization of Tecnologia Bancária S.A. to provide its users with the functionality withdrawal without card.

3.	OBLIGATIONS OF THE PARTIES

3.1.	For perfect and full compliance with this Agreement, the Parties agree to:

a.	perform the Services by using the best existing technique, for the purpose of achieving the best possible result;

b.	be solely and fully liable for provision of the Services, providing all resources required for such purpose and managing the designated professionals;

c.	request the other Party to provide all operational information it may deem necessary for provision of the Services, based on its technical knowledge and experience;

d.	maintain and, whenever applicable, renew, throughout the term of effectiveness of this Agreement, the records, agreements, licenses and other legal and technical requirements for performance of its activities and of this Agreement, promptly showing to the other Party the corresponding proofs, whenever requested;

e.	immediately notify, in writing, any nonconformity, event, impediment, error or omission that may in any way affect the provision of the Services or the time of performance of the Services, including events relating to deviation of function, suspension, revocation or expiry of the registrations and licenses mentioned in the preceding item or, also, interference by its agents in relation to the professionals designated by the other Party for performance of the Services;

f.	timely regularize Services or procedures that are inadequate or incompatible with the specifications defined in this Agreement, under penalty of, in case it fails to do so, authorizing the other Party to provide, on its account or by a third party, the necessary redress, with the transfer of the corresponding costs to the breaching Party;

g.	keep the other Party informed of the progress of the Services and objective results reached, explaining any doubts that may arise and attending meetings that may be scheduled;

h.	allow the other Party to permanently monitor the evolution of the Services, even conducting, at its sole discretion, on its account or on account of third parties, audits in its premises and requesting documents and information, which shall be promptly provided;

i.	cooperate with quality verification process and verification of responsibilities;

j.	care for the safekeeping and conservation of assets, data, files and documents provided, providing the return or destruction thereof, upon request and without additional lien;

k.	comply with the applicable law, especially the rules governing intellectual property, consumer, security and confidentiality, environmental preservation rights, social responsibility of the companies and anticorruption rules, being fully liable for the violations it may cause;

l.	designate an authorized representative to monitor the progress of the Services, inspect and resolve possible existing doubts.

3.2.	The Parties assume full administrative, financial and legal liability relating to any type of installation of software or technologies required, as well as for coordination of the subject matter hereof, to the extent applicable to them.

3.3.	The Parties jointly or individually agree:

(i)	To provide the necessary support to achieve the subject matter of this Agreement in its full extent;

(ii)	To perform the portion hereof it is required to perform, caring for the good quality of the actions and Services provided, seeking to achieve efficiency, efficacy, effectiveness and economy in the performance of the subject matter hereof;

(iii)	To grant the other Party access to any information that relates to the subject matter agreed hereunder;

(iv)	Neither to assign nor to transfer the rights and obligations hereunder without the prior and express authorization of the other Party.

4.	REPRESENTATIONS

4.1.	PicPay represents that:

a)	During effectiveness of this Agreement, it shall hold the Checking Account mentioned in item 2.3 open and with positive balance [VA1];

b)	It is aware that it shall remunerate Original for each withdrawal without card made by its users, pursuant to section 6, even in the event of failure to implement the withdrawal due to lack and/or insufficiency of funds in the Checking Account mentioned in item 2.3 or in the user’s wallet;

c)	It is aware that the volume of withdrawals made shall be debited from the Checking Account mentioned in item 2.3 at the exact time of the transaction; and

d)	It is aware that Original neither is nor will be, in any event, responsible for checking the identity of the user who uses the “Withdrawal Without Card” service, and that the authorization for withdrawal shall be sent to Tecban simply in the event that there is positive balance in the Checking Account mentioned in item 2.3; and

e)	It is aware that Original neither is nor will be, in any event, responsible for checking of the PicPay user has sufficient balance in his/her wallet to make a Withdrawal Without Card.

4.2.	Original represents that:

a)	It will provide PicPay with a daily report for verification of the volume and number of withdrawals made.

b)	It will provide PicPay with the possibility of using the Services;

c)	It is not responsible for the identity of the PicPay user who uses the “Withdrawal without Card” service; and

d)	It will keep record of the withdrawals made by the PicPay users.

5.	TERM AND TERMINATION

5.1.	This Agreement shall be effective for an indefinite term, as from September 3, 2019.

5.2.	Either Party may, at any time, upon a ninety- (90)-day prior written notice, terminate this Agreement, regardless of the reason and without the payment of a fine or any type of penalty.

5.3.	The Agreement may be terminated, at the non-defaulting Party’s discretion:

(i)	upon written notice, in the event of breach of contractual or statutory provision by one of the Parties that is not cured within ten (10) consecutive days as from receipt of written notice sent by the non-defaulting Party, without prejudice to imposition of the fine set forth in section 17.1;

(ii)	upon written notice, in the events of filing for judicial or extrajudicial reorganization of any of the Parties or for judicial or extrajudicial liquidation, dissolution or bankruptcy of any of the Parties;

(iii) noncompliance with any obligations related to anticorruption rules.

5.4.	In any event of regular or early termination of this Agreement, the Parties shall comply with the following specific obligations:

(i)	The Parties shall cease the provision of the Services on the agreed date;

(ii)	The Parties shall return or destroy all assets, documents, files, databases and records in any format, whether physical or digital, of any nature, which have been used within the scope of the provision of the Services.

5.5.	The Parties agree that in the event of a significant change in their controlling interest, the other Party may, at its discretion, request the return or destruction of all its information, files and database, which shall be complied within sixty (60) days, except for those that must be kept as required by law.

6.	PRICE AND FORM OF REMUNERATION

6.1.	For the Services provided, PicPay shall pay to Original the amount per withdrawal pursuant to the table below per user of the PicPay App who uses (or tries to sue) the “Withdrawal without Card” service:

Number of transactions / month	Unit Tariff per Withdrawal
Up to 70 thousand	R$	6.4785
More than 70 thousand	R$	4.1983
Withdrawals attempted, but not implemented	R$	2.1900

6.2.	The price described in item 6.1 includes all social and labor liens, expenses and charges, including with respect to occupational accident and civil liability, taxes, salary variations and any other cost Original must support to comply with this Agreement.

6.3.	The amounts set forth in item 6.1 shall be adjusted always in accordance with and in the frequency of the price variation presented by the company responsible for the ATMs (TECNOLOGIA BANCÁRIA S.A.) to Original, subject to the ranges above. After six (6) months of effectiveness hereof, the amounts mentioned in item 6.1 above shall only be maintained if PicPay presents, in this period, by means of its users, a volume of at least seventy thousand (70,000) withdrawals. Upon lapse of the initial six- (6)-month period, of said volume is lower, the amount of the first range (up to 70 thousand withdrawals) shall be R$8.2265.

6.3.1.	Without prejudice to the head provision of section 6.3, the pricing may be renegotiating at any time, by mutual agreement of the Parties, taking into consideration, especially, the conditions and the dynamics of the contractual relationship, upon execution of an amendment to this Agreement.

6.4.	The price of the Services shall be debited by Original from the Checking Account mentioned in item 2.3, every 5th business day of each month, and it shall consider all transactions carried out from the 1st to the 30th/31st day of the previous month.

6.5.	In the event of divergence between the Parties with respect to the amounts due, Original shall debit the undisputed amounts, suspending the enforceability of the disputed amounts until resolution of the divergence.

6.6.	PicPay hereby authorizes the setoff of credits due to it against the amount of fines and reimbursements for which it is liable, as assessed in accordance with the provisions hereof.

7.	RESPONSIBILITIES OF THE PARTIES

7.1.	The Parties assume responsibility for all acts and/or omissions of their employees and/or agents, as well as for all damages of any kind caused to the other Party and/or to third parties as a result of the Services provided hereunder.

7.2.	The Parties shall be liable for the civil, labor, social-security, tax, insurance, administrative and socioenvironmental obligations, to ensure the resolution of facts for which the other Party may be held liable, until the respective rights are barred by the statute of limitations or peremption.

7.3.	The Parties shall fully incur, for their exclusive account, irrespective of other liabilities provided by law and/or provided herein, the redress for proved losses and damages, of any kind, caused to the other Party or to third parties as a result of the legal relationship established by means of this Agreement, including the losses resulting from frauds and failures in the quality of the services or violation of rights of personality, intellectual property rights and confidentiality.

7.4.	The liability of the Parties, for any reason, with respect to the performance or nonperformance of the Services, resulting from any kind of complaint or demand, shall be unlimited.

8.	INTELLECTUAL PROPERTY

8.1.	The trademarks, patents, industrial designs, applications, databases, preexisting materials of Original are fully and exclusively owned by Original. Similarly, the trademarks, patents, industrial designs, applications, databases, preexisting materials of PicPay are fully and exclusively owned by PicPay.

8.2.	PicPay may not use the trade name of Original, its trademarks, logos and other distinctive signs, even if as mere reference, in any means and on any account, without the prior, express and written authorization of Original. The same applies to Original.

8.3.	The Parties warrant that the Services and preexisting materials owned by them neither breach nor will breach any intellectual property or personality rights, patents or trade secrets of third parties, taking full responsibility for the losses resulting from any judicial or administrative proceedings based on violation of rights of the kind.

8.4.	Original represents that it has no copyright on any software, application, or technological tool developed by PicPay to achieve the subject matter hereof. PicPay is the exclusive owner of everything that is developed and idealized hereunder, and which it may register and exploit at its discretion, without any participation or interference of Original.

9.	CONFIDENTIALITY

9.1.	Throughout the entire term of effectiveness of this Agreement and for three (3) years after termination hereof, except for the events provided for in section 9.1.2, the Parties shall grant confidential treatment to this Agreement, the negotiations that preceded it, the execution hereof and all information it comes to obtain or to which it may be granted access as a result of the Services, refraining from using it for any purpose other than for normal performance of this Agreement.

9.1.1.	“Confidential Information” means any information or document of Original, obtained or accessed by PicPay, covering the personal data and operations of Original’s customers, data of their employees, corporate data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic analyses, as well as intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, photographs, reports, physical support, electronic means etc.

9.1.2.	The term referred to in sub-item 9.1 is not applicable to information protected by bank or tax secrecy, and the confidentiality of such information must be observed by the Parties on a permanent basis.

9.2.	All Confidential Information shall be kept in a safe place and with access restricted to the professionals of the Parties who need to access such information for provision of the Services.

9.2.1.	The Parties are prohibited from disclosing Confidential Information to third parties, unless there is prior and express consent from the legal representatives of the other Party.

9.3.	The Parties agree to immediately inform the other Party of any breach of the confidentiality rules by any person, including unintentional or faulty breach of Confidential Information.

9.4.	In case any of the Parties is required to disclose any Confidential Information due to an administrative or court order, it shall inform the other Party within twenty-four (24) hours, so that it can take the legal measures it may deem necessary.

9.4.1.	In the event provided for in sub-item 9.4, if the Party discloses Confidential Information without informing the other Party, it shall be subject to the provisions of sub-item 9.6.

9.5.	At any time and without prior notice, either Party may request the return of Confidential Information that is in the possession of the other Party, in which case the other Party must immediately return it or destroy it, and it is prohibited from keeping copies of any Confidential information.

9.5.1.	The return or destruction referred to in sub-item 9.5 shall be documented in a statement signed by the Party, under the penalties of law, which shall contain all Confidential Information actually returned/destroyed and the statement that it does not have any copy of that information.

9.5.2.	Even upon the return/destruction of any Confidential Information, the Party shall remain bound by the duty of confidentiality and other conditions set out in this Agreement, under penalty of application of the provisions of sub-item 9.6, in addition to other legal penalties.

9.6.	Without prejudice to immediate termination hereof, noncompliance, by any of the Parties or by their representatives or agents, with any provision of this Agreement related to the security, use and disclosure of Confidential Information shall give rise to indemnification in an amount to be defined in Court.

9.6.1.	In case it discloses any Confidential Information without the prior and express authorization of the other Party, the Party may be subject, without prejudice to the liability set forth in sub-item 9.6 and to criminal liability, to administrative sanctions imposed by the regulatory bodies (Central Bank of Brazil, Securities Commission etc.).

10.	LABOR ASPECT

10.1.	In no event will this Agreement establish a labor relationship between PicPay’s and Original’s employees, or vice-versa, each of whom shall be responsible for any labor claims filed by their employees, representatives and other collaborators.

10.1.1.	It is incumbent upon each of the Parties to assume exclusive and full responsibility for the recruitment, admission, management and inspection of the professionals designated by it for performance of the Services, as well as for compliance with the corresponding labor, tax and social-security obligations.

10.1.2.	The Parties shall formally appoint a duly qualified manager to coordinate the execution of the services, who shall be responsible for the Services provided, as well as for providing the other Party with all necessary information about the works and the team under his or her management. Communications regarding the demands and Services between the Parties shall be solely and exclusively made between the appointed managers.

10.1.3.	The Parties represent that they are individually responsible for any kind of payment or indemnification claimed by their employees/agents, mainly with respect to labor claims and occupational accidents.

10.1.4.	The responsibility of the Parties mentioned in the previous sub-items shall remain even in the event of acknowledgment of the employment relationship of any of its professionals with the other Party, for any reason.

10.2.	The Parties agree to present the ither Party, upon request and at any time, within twenty-four (24) hours as from the respective request, proofs of payment of salaries, bonuses, payment of social-security contributions and deposits to the Unemployment Compensation Fund (FGTS), or other documents required by law, in relation to employees who have been designated to provide the Services, in addition to data and information that clearly identify these professionals, the place and period of activity, as well as any other documents that demonstrate the legal qualification, financial health and tax compliance of the other Party.

10.3.	In the event of acknowledgment of employment relationship between an employee or a third party linked to a Party vis-à-vis the other Party by the Labor Court, the latter shall fully reimburse the expenses that may be borne by the Party that is the Respondent in the labor claim.

10.4.	In the case of 10.3, the Party shall acknowledge the debt as its own, crediting the respective amounts to the checking account indicated by the aggrieved Party within five (5) business days as from the request.

10.5.	The Parties further agree to reimburse the other Party for any costs, fees, fines and procedural expenses it may have to incur as a result of the claims brought against it by personnel designated by it to provide the Services.

10.6.	The Parties may not, now or in the future, claim in court, to exempt themselves from their responsibilities, that the defense promoted by the other Party was imperfect or that the case has been unsatisfactorily monitored.

10.7.	Each Party shall be responsible for paying the respective taxes of which they are taxpayers.

11.	ASPECT RELATING TO THE ANTICORRUPTION LAW

11.1.	The Parties mutually, irrevocably and irreversibly represent that their directors, managers, employees, service providers, including their subcontractors and agents, fully understand and comply with the provisions of the Brazilian and international laws, regulations and normative provisions to which they are subject, the purpose of which is the fight against corruption, bribery and the practice of acts harmful to the Government.

11.2.	For performance of this Agreement, neither Party may offer, give or undertake to give to anyone, or accept or commit to accept from anyone, either on their own account or by means of others, any payment, donation, compensation, financial or non-financial advantages or benefits of any kind that constitute illegal practice and/or corruption, whether directly or indirectly as to the subject matter of this Agreement, they and shall also ensure that their directors, managers, employees, service providers, including their subcontractors and agents, act in the same way.

11.3.	The Parties shall maintain their books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents with details and precision sufficiently adequate to reflect the transactions clearly and unambiguously and funds related to this Agreement.

11.4.	The Parties mutually ensure each other that they adopt anticorruption policies, processes and procedures in order to guarantee due compliance with the Brazilian and international laws, regulations and normative provisions to which they are subject, with the purpose of combating corruption, bribery and the practice of acts harmful to the Government.

11.5.	In the event that on the Parties becomes involved in inquiries or administrative or judicial proceedings due to the practice of corruption, bribery and/or the practice of acts detrimental to the Government during or in relation to performance of this Agreement, the Party that causes said situation shall assume the respective burden, and shall also present the documents that may assist the other Party in its defense.

11.6.	For purposes of this section, there will be not contractual breach when the involvement of any of the Parties in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and of public knowledge at the time of execution of this Agreement.

12.	SOCIAL AND ENVIRONMENTAL ASPECT

12.1.	Each Party represents to the other Party that: (a) it is vested with all powers and authority to assume and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; and (b) the formalization and performance of this Agreement does not imply a breach of any applicable third-party right, law or regulation, or also a violation, breach or default of any contract, instrument or document to which it is a party or by which it any of its assets is linked and/or affected, nor does it depend on obtaining any authorization under any agreement, instrument or document to which it is a party or by which any or any of its assets is linked and/or affected.

12.2.	The Parties represent and warrant to each other that they:

a.	exercise their activities in accordance with the legislation in force applicable to them, and that they hold the necessary approvals for execution of this Agreement and compliance with the obligations provided for therein;

b.	do not use illegal labor and will not use forced or child labor, either directly or indirectly, through their respective suppliers of products and services;

c.	do not employ children under eighteen (18) years of age, including minor apprentices, in places that are harmful to their education, to their physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and, also, in night shifts, understood as the period between 10 p.m. and 5 a.m.;

d.	do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people;

e.	do not engage in negative discrimination practices and limit access to the employment relationship or maintenance thereof, such as, for example, those motivated by: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy; and

f.	agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, carrying out their activities in compliance with the applicable law with respect to the National Policy on the Environment and Environmental Crimes, as well as with the legal, normative and administrative acts related to the environmental and related areas issued on the Federal, State and Municipal levels.

13.	REPRESENTATIONS AND WARRANTIES

13.1.	The Parties represent and warrant that the Services shall be provided by qualified technicians and in a professional manner, and they agree to provide the Services in strict compliance with the ethical and professional precepts applicable to the matter, agreeing to provide full satisfaction of the interests of Original and PicPay.

13.2.	The Parties represent and warrant, under the penalties of law, that:

a.	they do not have a conflict of interest between them or with any company of their economic groups that could affect the performance of the Services;

b.	they have professionals hired in accordance with the provisions of the Consolidated Labor Laws, who are honest, qualified and capable of performing the Services and using and implementing all technical requirements described in the documents mentioned in the preceding letter;

c.	the professionals who shall be designated to provide the Services have training that qualifies them to comply with the statutory and regulatory requirements in effect applicable to the Services; and

d.	their computer technology environments are equipped with logical protection resources, and are able to ensure full and efficient protection of data and of the communications made by electronic means.

14.	NOTICES BETWEEN THE PARTIES

14.1.	If either Party wishes or is required to notify the other Party, such notice shall be sent to the addresses set forth in the preamble hereof.

14.2.	The notices referred to in subitem 14.1 may be delivered personally, with proof of receipt by the other Party, or transmitted by telegram, email with registration of receipt, posted by mail with acknowledgment of receipt or delivered via the Registry of Deeds and Documents. The notices shall be deemed duly complied with when delivered to the representatives and at the addresses mentioned above.

14.3.	Considering that, in order to comply with this Agreement, information may be exchanged electronically, the Parties represent to acknowledge the validity of the information and data transmitted electronically and that, according to article 225 of the Civil Code, the mechanical or electronic reproductions of facts or of things make full proof thereof, if the party against whom they are shown does not challenge their accuracy.

14.4.	The Parties may, as necessary, change their representatives and/or addresses for the purpose of receiving notices related to this Agreement, giving the other Party notice of such change, in writing, ten (10) days in advance.

15.	LIABILITY FOR LAWSUITS

15.1.	In the event that any client of Original brings a lawsuit directly against PicPay, due to a failure in the provision of the service for which Original is liable, it shall be informed within three (3) days as from the date on which the process is served and agrees to provide all necessary information about the case to PicPay within forty-eight (48) hours, even if the lawsuit in question is filed after termination of this agreement.

15.2.	In this case, upon proof of failure in the provision of services by Original, subject to the obligations contained in this Agreement, PicPay retains the right of recourse against Original, as well as the right to full reimbursement for the expenses incurred with defense, fees, court costs and adverse award, resulting from the lawsuits referred to in item 15.1 above, without prejudice to the option of impleading Original.

15.3.	In the event that any client of Original sues it due to a failure in the provision of the Services for which PicPay is liable, Original may implead PicPay. In this case, PicPay shall be liable for the damage caused by it, and it agrees to reimburse all expenses incurred with defense, fees, court costs and adverse award supported by Original.

15.4.	In the event of lawsuits the allegation of which results from a PicPay user, which does not have any kind of relationship with Original, especially lawsuits relating to the identity of the user who requested the “Withdrawal without Card” service, PicPay shall be liable for the expenses with defense, and possible adverse award, except in the event of exclusive fault of Original. In this case, PicPay agrees to reimburse all amounts incurred by Original in its defense and possible adverse award, in case only the latter is a defendant in the lawsuit.

16.	USE OF ORIGINAL’S API BY PICPAY

16.1.	Original hereby grants PicPay a limited, temporary, revocable, non-exclusive, non-transferable license to access, copy and use the API for the specific purpose of accessing the fund transfer service.

16.2.	Original may, at any time, at its sole discretion and without PicPay, any user or third parties having the right to indemnification of any kind, suspend, deny, limit, price or modify the right of access and/or change the technical specifications of its API. For that purpose, it shall inform PicPay reasonably in advance, compatible with the technical complexity of the changes required to adjust the PicPay App to the new specifications of its API.

16.3.	PicPay is aware that the use of Original’s API is subject to the security policies and procedures approved by Original, which include, without limitation, the procedures for generating and using credentials, which shall be granted strict confidential treatment and which may be changed by Original at any time.

16.4.	Neither PicPay nor its users may:

a)	modify, avoid or disable any API element, API content and/or API service or any element of its security and access devices;

b)	disrupt, interfere with, or intentionally cause an adverse effect, of any nature, in the access to or use of the API, API content and/or API service;

c)	breach, in any way, intellectual property rights of Original or third parties;

d)	employ software, techniques and/or devices in order to misuse the API, API content or API service or transmit or introduce viruses, worms, Trojan horses or other malicious, contaminating and/or destructive software through the PicPay Application or during use thereof;

e)	use the API, API content and/or API service, wholly or in part, to change the classification or the concept of a given consumer, with respect to its eligibility to carry out business of any kind or also for any other purpose;

f)	use the API, API content and/or API service or the PicPay Application for the purpose of enabling, directly or indirectly, the commission of misdemeanors, fraudulent or illegal acts of any nature or acts contrary to morals and good customs;

g)	use a robot or any other automated information search engine to extract or index, wholly or in part, the API data, API content and/or API service, for any unauthorized purpose; and

h)	obtain or attempt to gain unauthorized access to other systems or computer networks connected to Original’s services.

16.5.	PicPay is aware that Original’s API, its content and services have no warranty, express or implied, of operation, accuracy, uninterrupted or error-free operation, suitability for a specific purpose, security, stability, compatibility with others technological resources, availability or performance, and that the risks arising from use thereof are entirely its responsibility. Therefore, PicPay, the users or third parties have no right to receive from Original any specific content, maintenance or support of any kind. PicPay is solely responsible for the Application it has developed, its operation, use and results, and also for providing technical assistance or maintenance to the respective users.

16.6.	Original may, at its sole discretion, modify the features of its API, its content or services. The changes shall be notified to PicPay reasonably in advance, in a manner that is compatible with the complexity of the modifications, in order to allow adjustment to the App. PicPay acknowledges that if a change adversely affects its App, it shall be fully liable for the necessary adjustments.

16.7.	Original has the right to limit the access to and/or use of its API according to the criteria and means it may deem appropriate, including, without limitation: limit the number of calls or the frequency of access and use, quantity and/or type of access requested, type of applications, functions or data, always upon a fifteen- (15)-day prior notice.

16.8.	Original is authorized to use any tracking mechanisms that allow it to audit, verify and monitor the access and use of its API by PicPay. The audits to be carried out by Original may, at its discretion, include the request for documents and information, in addition to visits to PicPay’s facilities.

17.	GENERAL PROVISIONS

17.1.	In the event of noncompliance with the provisions of this Agreement, wholly or in part, and except if there is a specific penalty, the Parties shall be subject to a non-compensatory fine of ten percent (10%) of the total price of this Agreement, to be paid within five (5) days as from the communication made by the other Party, without prejudice to other penalties provided for in this Agreement and any indemnification.

17.2.	The Parties expressly acknowledge that: (a) full compliance of the obligations agreed hereunder is of fundamental importance for the balance of this Agreement and (b) the terms and conditions provided for herein are fair and reasonable and have been agreed in accordance with the principles of probity and good faith.

17.3.	This Agreement does not create any labor, corporate, tax or any other relationship between the Parties, and each Party shall remain solely responsible for its obligations, pursuant to the provisions of the applicable law.

17.4.	In case any or more provisions of this Agreement are deemed ineffective, invalid or illegal in any respect, such verification shall not affect any other contractual provision.

17.5.	This Agreement shall prevail over any other documents that may be signed between the Parties. If there is a conflict between the provisions of this Agreement and those set forth in any of its Supplements, Exhibits or Proposals, the first shall prevail.

17.5.1.	The modification of any clause or condition defined in this Agreement, including the definition of limits and/or exceptions of any nature not expressly mentioned herein shall only be valid if stipulated in a Contractual Amendment signed by the legal representatives of both Parties.

17.5.2.	Any existing Exhibits initialed by the Parties shall be an integral part hereof, for all legal purposes and effects.

17.6.	Any tolerance by one of the Parties with respect to the noncompliance or nonperformance of any clause or condition by the other party shall be a mere liberality, and it shall not imply novation or waiver of the right to require full compliance with the obligations agreed hereunder.

17.7.	This instrument replaces any covenants, whether written or oral, previously reached by the Parties in relation to the subject matter hereof, and the parties grant each other full and irrevocable release in relation to such adjustments.

17.8.	Without prejudice to the possibility of contractual termination due to involuntary nonperformance, neither Party shall be deemed in default, nor shall it be liable to the other Party for failures in the performance of its obligations hereunder insofar as such noncompliance exclusively and provenly results from an event beyond its control, act of God or force majeure, or even an act or omission attributable solely to the other Party.

17.9.	The Parties elect the Venue of the Judicial District of the Capital City of the State of São Paulo to resolve any doubts originating from this Agreement.

IN WITNESS WHEREOF, the Parties execute this instrument in two (2) counterparts of equal content and form, in the presence of the undersigned witnesses identified below.

São Paulo, March 1, 2021.

DocuSigned by:	DocuSigned by:
/s/ Carlos Rudnei Dutz	/s/ Edilson Pereira Jardim

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:
/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Maira Mendes Morais	/s/ Hyde de Melo Gomes Silva
Name: Maira Mendes Morais	Name: Hyde de Melo Gomes Silva
CPF:36845545880	CPF: 05309240489